EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 30, 2005 with respect to the consolidated financial statements for the year ended September 30, 2005, and internal control over financial reporting as of September 30, 2005, of Integral Systems, Inc. included in the Annual Report of Integral Systems, Inc. on Form 10-K for the year ended September 30, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

McLean, Virginia

October 31, 2008